As filed with the Securities and Exchange Commission on January 21, 2000
                          Registration No.: -_________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

             WORLDWATER CORP. (formerly known as, WORLDWATER, INC.) (Exact name of registrant as specified in its charter)

                 Nevada                                 33 - 0123045
        (State of Incorporation               (IRS Employer Identification No.)
            or Organization)

                            Pennington Business Park
                                55 Route 31 South
                          Pennington, New Jersey 08534

                 (Address of Principal Executive Offices)    (Zip Code)

                WORLDWATER, INC. 1996 INCENTIVE STOCK OPTION PLAN
                             (Full name of the Plan)

                                   -----------

                                    Copy to:

Quentin T. Kelly                                Stephen A. Salvo
Chairman and Chief Executive Officer            Salvo, Russell and Fichter
WorldWater Corp.                                1767 Sentry Parkway West
Pennington Business Park                        Suite 210
55 Route 31 South                               Blue Bell, Pennsylvania   19422
Pennington, New Jersey 08534                    Telephone: (215) 653-0110
Telephone: (609) 818-0700
------------------------------------            -------------------------------

                        Corporate Advisory Service, Inc.
                           251 Jeanell Drive, Suite 3
                            Carson City, Nevada 89703

                 (Name and Address of Agent for Service Process)

Approximate date of proposed  commencement of sales pursuant to the Plans:
Upon effectiveness of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

                                      Proposed        Proposed
                                      Maximum         Maximum
Title of Securities   Amount to be    Offering Price  Aggregate             Amount of
to be Registered      Registered      Per Share(1)    Offering Price(1)  Registration Fee
-----------------------------------------------------------------------------------------
Common Stock
$.001 par value         780,000          $.48          $374,400.00           $104.08

      (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of $.48 per share. The proposed maximum offering price per share of $.48 was calculated based on the average of the bid and asked prices of the shares of the Registrant as reported on the over-the-counter market on January 13, 2000.

                                   PROSPECTUS

          WORLDWATER CORPORATION (formerly known as, WORLDWATER, INC.)
                                 (the "Company")


                780,000 Shares of Common Stock, $.001 par value,
                        offered pursuant to the Company's
                  1996 Incentive Stock Option Plan (the "Plan")

The Company is offering or may offer a maximum of 780,000 shares (subject to adjustment in certain circumstances) of its Common Stock, $.001 par value (the "Common Stock"), to officers, employees, directors, consultants and representatives (collectively, "Employees") of the Company who have been or may be in the future granted options to purchase such shares pursuant to the Plan. Such offers are or will be made at the prices and on the terms and conditions contained in the respective stock option agreements entered into or to be entered into with each optionee (the "Agreements").


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January 14, 2000

No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering made by this Prospectus; and any information or representations not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which this Prospectus relates in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS

                                                                            Page
         Additional Information                                               4
         Incorporation by Reference                                           4
         The Company                                                          5
         The Plan                                                             5
         Description of the Company's Common Stock                            8
         Experts                                                              9
         Legal Opinion                                                        9

                             ADDITIONAL INFORMATION

The Company has filed with the Commission, Washington, D.C., a Registration Statement on Form S-8 under the 1933 Act relating to the shares of Common Stock offered hereby. For further information, reference is made to the Registration Statement, including the Exhibits filed as part thereof. Statements contained in this Prospectus as to the provisions of the Plan and the Agreements are not complete and in each instance reference is made to the Plan and the Agreements.

The Company is subject to informational requirements under Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information concerning the Company can be inspected without charge and copied upon payment of prescribed rates at the public reference facilities maintained by the Commission at its offices at 450 Fifth Street, N.W., Washington, D.C. 20549; as well as at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Additional updating information with respect to the securities and Plan described herein may be provided in the future to Plan participants by means of appendices to the Prospectus.

                           INCORPORATION BY REFERENCE

The  following   documents   filed  by  the  Company  with  the  Commission  are
incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

      1. The Company's Quarterly Report or Form 10-QSB for the quarter ended September 30, 1999.

      2. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

      3. The Company's Proxy Statement dated May 13, 1999 for the Annual Meeting of Shareholders held on June 16, 1999.

Documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, and 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all the securities offered by this Prospectus have been sold or which deregisters all of the securities remaining unsold shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other document which also is incorporated herein by reference modifies or replaces such statement. Any such statement as modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

The Company has delivered or caused to be delivered with this Prospectus to each employee to whom this Prospectus is sent or given a copy of the Company's annual report to shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Company will promptly furnish without charge a copy of such report upon the written request of the employee.

THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS
PROSPECTUS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). SUCH REQUESTS SHOULD BE DIRECTED TO JOHN PELL, PRESIDENT, WORLDWATER CORPORATION, PENNINGTON BUSINESS PARK, 55 ROUTE 31 SOUTH, PENNINGTON, NEW JERSEY 08534.


                     INFORMATION REQUIRED IN THE PROSPECTUS

                                   THE COMPANY

The Company was incorporated in the state of Nevada on April 3, 1985 under the name Golden Beverage Company. In April 1997, the Company entered into a reverse merger transaction with WorldWater, Inc., a Delaware corporation formed in January 1984. Since the merger transaction, the Company, under the name of WorldWater Corp., has been engaged exclusively in the solar/water power industry. The Company's common stock is publicly traded on the OTC Bulletin Board under the symbol WWAT. The Company's principal executive office is located at Pennington Business Park, 55 Route 31 South, Pennington, New Jersey 08534. Its telephone number is (609) 818-0700.

                                    THE PLAN

Adoption and Adjustment; Termination

On December 31, 1996, the Board of Directors of the Company (the "Board") unanimously adopted the Plan, subject to the approval of the shareholders of the Company.

The Board created the following two categories of individuals to receive Incentive Stock Options (the "Options"): (i) employees who have qualified for common stock shares as part of their current or future compensation and employees who have outstanding loans to the Company or who have deferred salaries due from the Company; and (ii) Board members or consultants who have outstanding matured loans to the Company or deferred consulting income due from the Company as of December 31, 1996. Persons in groups (i) and (ii) above are referred to collectively as "Employees".

As of the date of this Prospectus, options to purchase 772,885 shares of Common Stock are outstanding under the Plan.

Nature and Purpose of the Plan

Subject to certain limitations, the Plan authorizes the grant of options to purchase shares of Common Stock to Employees.

The purposes of the Plan are to provide Employees of the Company with shares of Common Stock as part of their compensation and to compensate certain employees and consultants who have outstanding loans to the Company or who have deferred salaries due from the Company.

Administration

The Plan is administered by the full Board pursuant to individual agreements with each Employee (the "Agreement(s)").

Members of the Board are elected for a one (1) year term by the shareholders and are subject to removal in accordance with the Articles of Organization and By-Laws of the Company.

Eligibility and Extent of Participation

Options granted under the Plan may be granted, at the discretion of the Board, to officers, employees, directors, consultants and representatives of the Company.

Shares Subject to the Plan

The Plan authorizes the grant of Options covering no more than 780,000 shares of Common Stock (subject to further adjustment in certain circumstances).

Option Price

The purchase price of the shares subject to Options under the Plan shall be as established in each of the Agreements, as amended by the Board on January 4, 1999.

Option Periods

Options granted under the Plan may be exercised during the period set forth in the Agreements.

Sale of Shares

Generally, members of the Board are considered Affiliates of the Company, and, as such, may not resell such shares under this Prospectus; they may resell only under a Prospectus that is part of an appropriate effective registration statement under the 1933 Act, or in compliance with Rule 144 of the Rules and Regulations of the Commission promulgated under the 1933 Act, or otherwise pursuant to an available exemption from registration.

General

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended and adjusted.

Taxation

The Plan is not qualified under Section 401 of the Internal Revenue Code (the "Code"). The following discussion of the federal income tax consequences of the granting and exercise of Options is based on an analysis of the Code as in effect on the date of this Prospectus and the rulings and regulations published thereunder before such date. The rules contained in the applicable provisions of the Code and the regulations and rulings thereunder are quite technical, so the description of federal tax consequences set forth herein is necessarily general in nature and does not purport to be complete. Optionees may also be subject to state or local income tax consequences in the jurisdictions in which they work or reside. Optionees should not rely upon this discussion for advice regarding their individual situations and are advised to seek professional individual counsel.

Optionees do not realize income at the time of grant of an Option. Recognition of such income is postponed until the optionee exercises the Option. The amount of income recognized will generally be equal to the difference between fair market value of the shares on the date of exercise and the fair market value of the shares on the date of grant of the Option.

The Company is entitled to a deduction for federal income tax purposes only to the extent that ordinary income is realized by the optionee upon exercise of the Option.

DESCRIPTION OF THE COMPANY'S COMMON STOCK

The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. As of October 20, 1999, there were 26,535,582 shares of Common Stock outstanding.

Dividend Rights

Holders of the Common Stock are entitled to receive such dividends as are declared by the Board out of funds legally available therefor.

Voting Rights

Holders of the Common Stock are entitled to one vote for each share of stock held by them. The shares of Common Stock do not have cumulative voting rights. This means that the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect 100% of the class of directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors of the Company at the meeting.

Pre-emptive Rights

The holders of the Common Stock have no pre-emptive rights.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment to the holders of any shares of preferred stock then issued and outstanding of the amounts to which they are entitled, the holders of Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to shares held by them.

Election of Directors

Each Director serves for a one (1) year term ending on the date of each annual meeting of stockholders following the annual meeting at which such Director was elected, or, if the Director was not elected at an annual meeting, until the end of the one (1) year term to which he was elected, and, in each case, until his successor is duly elected and qualified or until his earlier resignation, removal from office or death.

Other Matters

The Common Stock has no conversion rights, and is not subject to any redemption or sinking fund provisions or any further calls or assessments. The shares of Common Stock currently outstanding are, and the shares of Common Stock to be issued pursuant to the Plan will be, fully paid and non-assessable.

The Company's Articles of Organization impose certain limitations on the ability of the Company and its shareholders to recover monetary damages from the Company's Directors and Officers for breach of fiduciary duty by such Directors or Officers in their capacity as Director or Officer. Directors and Officers of the Company continue to have liability to the Company and its shareholders for monetary damages for any breach of fiduciary duty involving (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law or (ii) in the case of Directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

                                     EXPERTS

The consolidated financial statements of the Company as of December 31, 1998 and for each of the prior three year periods ending December 31 are incorporated by reference herein.

                                  LEGAL OPINION

Salvo, Russell and Fichter, counsel for the Company, will give its opinion as to the legality of the Common Stock being offered hereby, indicating that when sold, the Common Stock will be legally issued, fully paid and nonassessable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3. Incorporation of Documents by Reference.

      WorldWater Corp. (formerly known as, WorldWater, Inc.) (the "Company") will furnish shareholders with annual reports containing audited financial statements. Quarterly reports containing unaudited financial statements are available upon written request. Copies of the annual reports, and any other communications sent to the Company's shareholders generally, also will be furnished to all employees eligible to participate in the Plans.

      The  Company  hereby   incorporates  herein  by  reference  the  following
documents filed by the Company with the Commission:

      (a) Annual Report on Form 10-KSB for the year ended December 31, 1998, filed pursuant to Section 13 of the 1934 Act; and

      (2) All other reports filed pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998.

      All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the Company's Common Stock offered hereby has been sold or which deregisters such Company Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      Item 4. Description of Securities.

      Not Applicable.

      Item 5. Interests of Named Experts and Counsel.

      Not applicable.

      Item 6. Indemnification of Directors and Officers.

      The Nevada Stock Corporation Act (the "Nevada Act") permits a corporation with shareholder approval to indemnify its officers and directors against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation as long as they have not engaged in willful misconduct or a knowing violation of a criminal law. The Registrant's Articles of Incorporation require the Registrant to indemnify its directors, and permit it to indemnify officers, in all such proceedings if they have not violated this standard of conduct.

      The Nevada Act places a limit on the liability of a director or officer in derivative and shareholder proceedings equal to the lesser of: (i) the amount specified in the corporation's articles of incorporation or shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the officer or director. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of the Company's Articles of Incorporation, together with the Nevada Act, is accordingly to limit liability of directors and officers for money damages to one dollar in shareholder and derivative proceedings, as long as the required standard of conduct is met.

      Item 7. Exemption from Registration Claimed.

      Not Applicable.

      Item 8. Exhibits.

      An index of Exhibits appears at page II-5 hereof.

      Item 9. Undertakings.

      (1) The undersigned hereby undertakes:

            1. To file, during any period in which it offers or sells securities, a post-effective amendment to the registration statement:

                  (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) to include any additional or changed  information on the plan of distribution.

            Provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                  2. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pennington Township, New Jersey, on January 19, 2000.


             WORLDWATER CORP. (formerly known as, WORLDWATER, INC.)
                             Pennington, New Jersey


By:

/s/ Quentin T. Kelly
--------------------
Quentin T. Kelly
Chairman and
Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                  NAME                  TITLE                                    DATE
                  ----                  -----                                    ----
                                Chairman and Chief Executive Officer         January  19, 2000
                                (Principal Executive Officer), Treasurer
                                and Director
/s/ Quentin T. Kelly
----------------------------    Quentin T. Kelly


                                President and Chief Operating                January  19, 2000
                                Officer
/s/ John A. Pell
----------------------------    John A. Pell

                                Secretary                                    January  19, 2000
/s/ Stephen A. Salvo
----------------------------    Stephen A. Salvo



                                Director                                     January  19, 2000
/s/ Joseph Cygler
----------------------------    Joseph Cygler



                                Director                                     January 19, 2000
/s/ Martin Beyer
----------------------------    Martin Beyer



                                Director                                     January 19, 2000
/s/ Russell Sturzebecker
----------------------------    Russell Sturzebecker



                                Director                                     January 19, 2000
/s/ Rolf Hafeli
----------------------------    Rolf Hafeli



                                Director                                     January 19, 2000
/s/ Davinder Sethi
----------------------------    Davinder Sethi

                                  EXHIBIT INDEX

Exhibit Number          Exhibit Description
-------------           -------------------

    3.(i) Articles of Incorporation; Incorporated by reference from the Registration Statement on Form S-18, No. 333-24693, filed with the Commission by the Company's predecessor on March 12, 1987

    3.(ii)              Amended and Restated By-laws

    5 Opinion of Salvo, Russell and Fichter, with respect to the validity of the Common Stock, filed herewith.

    23.1 Consent of DeAngelis & Higgins, Independent Public Accountants dated January 18, 2000, filed herewith.

    23.2 Consent of Salvo, Russell and Fichter, contained in their opinion filed as Exhibit 5 hereto.